Exhibit 99.1

	Investor Contact:	Teri Miller
(954) 308-8216
terilmiller@spherion.com
	Media Contact:	Kip Havel
FOR IMMEDIATE RELEASE		(800) 422-3819
kiphavel@spherion.com

SPHERION TO REDUCE COSTS IN REACTION TO CUSTOMER LOSS AND
UPDATES FIRST QUARTER 2005 EARNINGS GUIDANCE

     FORT LAUDERDALE, Fla., April 12, 2005 — Spherion Corporation (NYSE: SFN) announced that as of April 4, 2005 all services associated with a previously announced loss of a managed services contract have been transitioned to the new supplier, representing a significant acceleration of this transition from earlier estimates. As a result of the contract transition and other changes within its managed services business, Spherion will eliminate certain positions and record a restructuring charge for severance related costs of approximately $2 million on a pre-tax basis, during its first quarter.

     Spherion President and Chief Executive Officer Roy Krause commented, “Our primary focus during this period was providing an appropriate transition for our customer and all employees during this period of significant change. We have accomplished that and are now focused on rapidly adjusting our infrastructure costs based on the now reduced managed services volumes.”

     In January 2005, Spherion was notified by a client that it would not renew certain managed services contracts, totaling approximately $75 million in revenues in 2004, as a result of the client’s efforts to globally consolidate its managed services and temporary staffing suppliers and reduce costs.

     In addition, based upon first quarter trends in the business including a greater than expected seasonal decline in demand for clerical and light industrial temporary staffing and weaker outplacement activity, the Company now anticipates that revenues for the first quarter will be slightly below its original revenue guidance of $510 to $530 million. Management’s original guidance for earnings from continuing operations of $0.03 to $0.07 per share, adjusted for the restructuring costs of $0.02 per share announced today, is $0.01 to $0.05 per share. Based on lower revenue trends and severance costs, management anticipates results will be at the low end of the adjusted range.

     Krause commented, “We continue to experience positive year over year sales trends for temporary staffing in both operating segments, although somewhat less than originally anticipated. Our focus on growing higher margin services and increasing temporary staffing pricing are having a positive impact and we should see the first year over year improvement in temporary staffing gross margins in three years.”

     The Company has scheduled its first quarter earnings release for Wednesday April 27, 2005 after market close. Management will host a conference call the morning of April 28,2005 to discuss first quarter results. Information regarding access to that conference call will be released at a later date.

About Spherion

     Spherion Corporation is a leader in the staffing industry in North America, providing value-added staffing, recruiting and workforce solutions. Spherion has helped companies improve their bottom line by efficiently planning, acquiring and optimizing talent since 1946. To learn more, visit www.spherion.com.

     This release contains statements that are forward looking in nature and, accordingly, are subject to risks and uncertainties. Factors that could cause future results to differ from current expectations include risks associated with: Competition – our business operates in highly competitive markets with low barriers to entry; Economic conditions – a significant economic downturn could result in our clients using fewer temporary employees or the loss or bankruptcy of a significant client could materially adversely affect our business results; Technology investments – our investment in technology initiatives may not yield their intended results; Debt compliance – failure to meet certain covenant requirements under our credit facility could impact part or all of our availability to borrow; Disposition of businesses — the disposition of businesses previously sold, or in the process of being sold, may create future liabilities related to contract indemnifications; Termination provisions — certain contracts contain termination provisions and pricing risks; Tax filings – regulatory challenges to our tax filing positions could result in additional taxes; Corporate strategy – we may not achieve the intended effect of our business strategy; Litigation – we are a defendant in a variety of litigation and other actions from time to time and we may be exposed to employment–related claims and costs; Other — business risks associated with international operations could make those operations more costly; government regulation may increase our costs; failure or inability to perform under customer contracts could result in damage to our reputation and give rise to legal claims; our business is dependent upon the availability of qualified personnel; and managing or integrating any future acquisitions may strain our resources. These and additional factors discussed in this release and in Spherion’s filings with the Securities and Exchange Commission could cause the Company’s actual results to differ materially from any projections contained in this release.